Exhibit 10.17

Service Provider Agreement

This Service Provider Agreement (the “Agreement”) is made and entered into as of the Effective Date, by and between the identified Service Provider and NET Power, LLC, a Delaware limited liability company (the “Company”). Service Provider and the Company may be referred to individual as a “party” or collectively as the “parties.”

“Service Provider”
Service Provider Name:	Ron DeGregorio
Address:	[***]
Effective Date:	On signature.
Title:	Chief Executive Officer
Service Start Date:	February 4, 2021
Email:	[***]
If Notice to Service Provider:	(Unless otherwise specified, to Address indicated above, copy to indicated Service Provider Email)

The Company desires to continue to retain the services of Service Provider with the Title and position indicated above and to provide adequate assurances to Service Provider, and Service Provider desires to accept such retention, on the terms set forth below. Service Provider will also enter into a Profits Interest Share Award Agreement with the Company simultaneous with this Agreement (the “Profits Interest Agreement”) under the terms of the NET Power, LLC, Third Amended and Restated Limited Liability Operating Agreement, dated March 6, 2019 (the “Operating Agreement”). Service Provider is also executing the Confidentiality and Invention Assignment Agreement with the Company attached as Exhibit A hereto. Terms not defined in this Agreement shall have the meaning given to them in the Profits Interest Agreement or the Operating Agreement, as applicable, and as such agreements may be amended from time-to-time.

In consideration of the mutual promises set forth below and other good and valuable new consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Service Provider agree as follows:

1.	Term.

The term of this Agreement shall commence on the “Effective Date” indicated above and continue until terminated as provided in Section 5 of this Agreement the “Term”).

2.	Position and Duties.

2.1 Position.

Description of Service Provider Position:
During the Term, Service Provider shall serve as the Chief Executive Officer of the Company, reporting to Board of Directors. In such position, Service Provider shall have such duties, authority, and responsibilities as shall be determined from time to time by Board of Directors, which duties, authority, and responsibilities are consistent with Service Provider’s position.

2.2 Duties.

During the Term, Service Provider shall devote substantially all of Service Provider’s business time and attention to the performance of Service Provider’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, Service Provider will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion) act or serve as a director, trustee, committee member, or principal of any nonprofit or charitable organization as long as such activities are disclosed in writing to the Company’s Chair, Board of Directors, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that Service Provider is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of Service Provider’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

2.3 Confidentiality and Invention Assignment Agreement.

As a condition of Service Provider’s engagement hereunder, Service Provider is required to execute the Confidentiality and Invention Assignment Agreement, attached hereto as Exhibit A, contemporaneously with execution of this Agreement, and to abide by the terms of such agreement at all times.

3.	Place of Performance.

The principal place of Service Provider’s engagement, and where duties will be performed, shall be as follows:

Description of Service Provider’s principal work location:
The Company recognizes that Service Provider, in his role as CEO, may work principally from his residence and, accordingly, does not require a particular site location. Service Provider may be required to (and is expected to) travel on Company business during the Term.

4.	Compensation.

4.1 Base Salary.

The Company shall pay Service Provider the annual base salary (“Base Salary”) as set out in the table, below, in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly.

Base Salary	$400,000 / year.
Pursuant to Board Resolution, such Base Salary to be paid in arrears from the Service Start Date [1]

Service Provider’s Base Salary shall be reviewed and adjusted by the Board in accordance with the Company’s policies, procedures and practices as they may exist from time-to-time and in accordance with the Operating Agreement

4.2 Annual Bonus.

For each twelve (12) month “Performance Year” period set out below (beginning on the indicated Start date through the indicated End date), during the Term, Service Provider shall be eligible to receive an annual bonus (the “Annual Bonus”), with a target amount as indicated by the Annual Bonus Target, below, with the actual amount determined by the Board in its discretion based upon Service Provider’s and the Company’s performance.

Performance Year (Start – End):	April 1 – March 31
Annual Bonus Target	45% of Base Salary

The Annual Bonus, if any, will be paid in lump sum within thirty (30) days following the end of the applicable Performance Year. Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, Service Provider must be providing services under this Agreement as of the last day of the applicable Performance Year (i.e., March 31).

4.3 Equity Awards.

During the Term, Service Provider shall be eligible for additional awards of profits interests as determined by the Board in its discretion.

[1]	Per unanimously approved resolution entitled “Written consent of the Board Members to Set Compensation of Ron DeGregorio as NET Power Chief Executive Officer” (fully executed as of Sept. 22, 2021).

4.4 Employee Benefits.

Service Provider may participate in all available employee benefits made available to other Service Providers and/or employees of the Company; provided, however, that Service Provider’s participation in benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time.

The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5 Business Expenses.

Service Provider shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Service Provider in connection with the performance of Service Provider’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.6 Indemnification.

In the event that Service Provider is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Service Provider or the Company related to any contest or dispute between Service Provider and the Company or any of its affiliates with respect to this Agreement or Service Provider’s engagement hereunder, by reason of the fact that Service Provider is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, service provider, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Service Provider shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Service Provider in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Service Provider to repay the amounts so paid if it shall ultimately be determined that Service Provider is not entitled to be indemnified by the Company under this Agreement.

5.	Termination of Engagement.

The Term and Service Provider’s engagement with the Company hereunder may be terminated by either the Company or Service Provider at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of Service Provider’s engagement. On termination of Service Provider’s engagement during the Term, Service Provider shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates, except as provided below.

5.1 For Cause or Without Good Reason.

(a) The Service Provider’s engagement hereunder may be terminated by the Company for Cause or by Service Provider without Good Reason. If Service Provider’s engagement is terminated by the Company for Cause or by Service Provider without Good Reason, Service Provider shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by Service Provider, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits, if any, to which Service Provider may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Service Provider be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) Service Provider’s failure to perform Service Provider’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) Service Provider’s failure to comply with any valid and legal directive of the Board of Directors;

(iii) Service Provider’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) Service Provider’s embezzlement, misappropriation, or fraud, whether or not related to Service Provider’s engagement with the Company;

(v) Service Provider’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) Service Provider’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) Service Provider’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii) Service Provider’s material breach of any material obligation under this Agreement or any other written agreement between Service Provider and the Company; or

(ix) Service Provider’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

The Company may place Service Provider on paid leave for up to 60 days while it is determining whether there is a basis to terminate Service Provider’s engagement for Cause. Any such action by the Company will not constitute Good Reason.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without Service Provider’s written consent:

(i) a material reduction in Service Provider’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives or service providers in substantially the same proportions;

(ii) a relocation of Service Provider’s principal place of engagement by more than 50 miles;

(iii) any material breach by the Company of any material provision of this Agreement; or

(iv) a material, adverse change in Service Provider’s authority, duties, or responsibilities (other than temporarily while Service Provider is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public (or non-public) company, and capitalization as of the date of this Agreement.

The Service Provider cannot terminate engagement for Good Reason unless Service Provider has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If Service Provider does not terminate engagement for Good Reason within 30 days after the Service Provider first has knowledge of the applicable grounds, then Service Provider will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause, for Good Reason, upon Death or Disability.

The Term and Service Provider’s engagement hereunder may be terminated by Service Provider for Good Reason or by the Company without Cause, and will terminate upon Service Provider’s death or Disability. In the event of such termination, Service Provider shall be entitled to receive the Accrued Amounts and subject to Service Provider’s execution, or in the case of death, Service Provider’s estate’s execution, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 60 days following the Termination Date (such 60-day period, the “Release Execution Period”), Service Provider shall be entitled to receive the following:

(a) continued Base Salary (“Severance Pay”) for six (6) months plus one (1) month for each full year of service with the Company, up to a maximum of twelve (12) months following the Termination Date (the number of months during which Severance Pay is payable shall be referred to as the “Severance Period”), payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within 60 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to Service Provider during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

(b) for the Severance Period, an additional monthly payment equal to 1/12th of the average of the Annual Bonuses paid to Service Provider, or in the event of death, to Service Provider’s estate, during the two (2) calendar years preceding the calendar year in which the Termination Date occurs, or if Service Provider has not been employed long enough to have been eligible for an Annual Bonus for such prior calendar years, Service Provider shall be paid 1/12th of the amount of an Annual Bonus calculated at the target level; with such payments to be made at the same time and on the same schedule as Severance Pay under Section 5.2(a) is paid;

(c) if Service Provider, or Service Provider’s eligible dependent, timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Service Provider, or in the event of death, Service Provider’s eligible dependent, for the difference between the monthly COBRA premium paid by Service Provider for Service Provider and Service Provider’s dependents and the monthly premium amount paid by similarly situated active service providers. Such reimbursement shall be paid to Service Provider, or in the event of death, Service Provider’s eligible dependent, on the first of the month immediately following the month in which Service Provider, or in the event of death, Service Provider’s eligible dependent, timely remits the premium payment, commencing on the date Severance Pay under Section 5.2(a) commences. The Service Provider, or in the event of death, Service Provider’s eligible dependent, shall be eligible to receive such reimbursement until the earliest of: (i) the end of the Severance Period; (ii) the date Service Provider is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Service Provider becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(d) Payment of any unpaid Annual Bonus for a prior Performance Year that has not been paid, assuming Service Provider worked through the last day of the Performance Year, to be paid when such Annual Bonuses are paid to other service providers.

(e) Any further benefits provided under the Profits Interests Agreement.

5.3 Death or Disability.

(a) The Service Provider’s engagement hereunder shall terminate automatically on Service Provider’s death during the Term, and the Company may terminate Service Provider’s engagement on account of Service Provider’s Disability.

(b) For purposes of this Agreement, “Disability” shall mean Service Provider’s inability, due to physical or mental incapacity, to perform the essential functions of Service Provider’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days Any question as to the existence of Service Provider’s Disability as to which Service Provider and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Service Provider and the Company. If Service Provider and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Service Provider shall be final and conclusive for all purposes of this Agreement.

5.4 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if Service Provider’s engagement hereunder is terminated by Service Provider for Good Reason or by the Company without Cause (other than on account of Service Provider’s death or Disability), in each case within three (3) months before or twelve (12) months following a Change in Control, Service Provider shall be entitled to receive the Accrued Amounts and subject to Service Provider’s execution of a Release which becomes effective within 60 days following the Termination Date, Service Provider shall be entitled to receive the following:

(i) a lump sum payment equal to two (2) times the amount of Severance Pay to which Service Provider would otherwise be entitled to under Section 5.2(a) and the amount payable under Section 5.2(b), in lieu of payments under Section 5.2(a) and 5.2(b), which shall be paid within 60 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and

(ii) a lump sum payment equal to the estimated amount of reimbursements that would be provided under Section 5.2(c), to be paid when the amount due under Section 5.4(a)(i) is payable, in lieu of the amount otherwise due under Section 5.2(c); and

(iii) benefits provided under 5.2(d), with the reimbursements provided under Section 5.2(c) to commence within sixty (60) days following the Termination Date.

(b) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) one person (or more than one person acting as a group) acquires ownership of shares of the Company that, together with the shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of such company; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the company and acquires additional shares; or

(ii) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

5.5 Notice of Termination.

Any termination of Service Provider’s engagement hereunder by the Company or by Service Provider during the Term (other than termination pursuant to Section 5.3(a) on account of Service Provider’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 17. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Service Provider’s engagement under the provision so indicated; and

(c) The applicable Termination Date.

5.6 Termination Date.

The Service Provider’s “Termination Date” shall be:

(a) If Service Provider’s engagement hereunder terminates on account of Service Provider’s death, the date of Service Provider’s death;

(b) If Service Provider’s engagement hereunder is terminated on account of Service Provider’s Disability, the date that it is determined that Service Provider has a Disability;

(c) If the Company terminates Service Provider’s engagement hereunder for Cause, the date the Notice of Termination is delivered to Service Provider;

(d) If the Company terminates Service Provider’s engagement hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide Service Provider with a lump sum payment equal to 30 days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on Service Provider’s Termination Date and for all purposes of this Agreement, Service Provider’s Termination Date shall be the date on which such Notice of Termination is delivered; and

(e) If Service Provider terminates his engagement hereunder with or without Good Reason, the date specified in Service Provider’s Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 30 day notice period for no consideration by giving written notice to Service Provider and for all purposes of this Agreement, Service Provider’s Termination Date shall be the date determined by the Company.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Service Provider incurs a “separation from service” within the meaning of Section 409A.

5.7 Resignation of All Other Positions.

On termination of Service Provider’s engagement hereunder for any reason, Service Provider shall be deemed to have resigned from all positions that Service Provider holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.8 Section 280G.

(a) If any of the payments or benefits received or to be received by Service Provider (including, without limitation, any payment or benefits received in connection with a Change in Control or Service Provider’s termination of engagement, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.8, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”, then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Service Provider of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Service Provider if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, engagement, and excise taxes. Any reduction made pursuant to this Section 5.8 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b) All calculations and determinations under this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Service Provider for all purposes. For purposes of making the calculations and determinations required by this Section 5.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Service Provider shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.	Cooperation.

The parties agree that certain matters in which Service Provider will be involved during the Term may necessitate Service Provider’s cooperation in the future. Accordingly, following the termination of Service Provider’s engagement for any reason, to the extent reasonably requested by the Board, Service Provider shall cooperate with the Company in connection with matters arising out of Service Provider’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Service Provider’s other activities. The Company shall reimburse Service Provider for reasonable expenses incurred in connection with such cooperation and, to the extent that Service Provider is required to spend substantial time on such matters, the Company shall compensate Service Provider at an hourly rate based on Service Provider’s Base Salary on the Termination Date.

7.	Non-Disparagement.

The Service Provider agrees and covenants that Service Provider will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, service providers, and existing and prospective customers, suppliers, investors, and other associated third parties. This Section 7 does not, in any way, restrict or impede Service Provider from exercising protected rights, to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, or from pursuing claims or defenses in any litigation with the Company. The Service Provider shall promptly provide written notice of any such order to CEO.

8.	Acknowledgement.

The Service Provider further acknowledges that the benefits provided to Service Provider under this Agreement, including the amount of Service Provider’s compensation reflects, in part, Service Provider’s obligations and the Company’s rights under this Agreement and the Confidentiality and Inventions Assignment Agreement; that Service Provider has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that Service Provider will not suffer undue hardship by reason of full compliance with the terms and conditions of the Confidentiality and Inventions Assignment Agreement or the Company’s enforcement thereof.

9.	Governing Law: Jurisdiction and Venue.

This Agreement, for all purposes, shall be construed in accordance with the laws of North Carolina without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of North Carolina, county of Durham. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

10.	Entire Agreement.

Except for the Profits Interests Agreement and the Confidentiality and Inventions Assignment Agreement, or unless specifically provided herein, this Agreement contains all of the understandings and representations between Service Provider and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

11.	Modification and Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Service Provider and by the Chair of the Board of Directors of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

12.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

13.	Captions.

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14.	Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15.	Section 409A.

15.1 General Compliance.

This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of engagement shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Service Provider on account of non-compliance with Section 409A.

15.2 Specified Employees.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Service Provider in connection with Service Provider’s termination of engagement is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Service Provider is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on Service Provider’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Service Provider in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

15.3 Reimbursements.

To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to Service Provider on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

15.4 Tax Gross-ups.

Any tax gross-up payments provided under this Agreement shall be paid to Service Provider on or before December 31 of the calendar year immediately following the calendar year in which Service Provider remits the related taxes.

16.	Successors and Assigns.

This Agreement is personal to Service Provider and shall not be assigned by Service Provider. Any purported assignment by Service Provider shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

17.	Notice.

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

To Company:	NET Power, LLC To office address fund at https://netpower.com/contact/ as of time of notice Attention: Chair, Board of Directors And copy to: Email: legal@NETPower.com
To Service Provider:	As specified on page 1.

18.	Representations of Service Provider.

The Service Provider represents and warrants to the Company that:

18.1 No Conflict.

The Service Provider’s acceptance of engagement with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Service Provider is a party or is otherwise bound.

18.2 No Violation

The Service Provider’s acceptance of engagement as a service provider with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

19.	Withholding.

The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

20.	Survival.

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

21.	Acknowledgement of Full Understanding.

The Service Provider acknowledges and agrees that Service Provider has fully read, understands and voluntarily enters into this Agreement. Service Provider acknowledges and agrees that Service Provider has had an opportunity to ask questions and consult with an Attorney of Service Provider’s choice before signing this Agreement.

In witness whereof, the parties hereto have executed this Agreement as of the date indicated below.

By Rick Callahan on behalf of the Board of Managers of NET Power, LLC[2]

By:	/s/ Rick Callahan
Name:	Rick Callahan
Title:	Member Manager

Date:	October 1, 2021

“Service Provider”

Ron DeGregorio

Signature:	/s/ Ron DeGregorio

Date:	October 1, 2021

[2]	Signing on behalf of the Board of NET Power pursuant to Written Resolution of Board Members to Set Employee Terms, unanimously agreed to an executed September 30, 2021.

(Signature Page for Service Provider Agreement)